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                                                                    EXHIBIT 4.11

                               DATED: 28 JUNE 2003

                        J.I.C TECHNOLOGY COMPANY LIMITED
                                   the Vendor

                                  in favour of

                         GLORY GATE ENTERPRISES LIMITED
                                  the Purchaser

                                DEED OF INDEMNITY

                             PRESTON | GATES | ELLIS
                                   SOLICITORS
                              [Chinese Character]

                          10th Floor, Hutchison House,
                                10 Harcourt Road,
                               Central, Hong Kong.

                   Tel: (852) 2230 3500  Fax: (852) 2899 2996
                          Website: www.prestongates.com
                          Our Ref: 49079-00001/NKA/MHCW

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                                    CONTENTS

CLAUSE   HEADING                                                  PAGE
1.       INTERPRETATION................................             1

2.       INDEMNITY.....................................             2

3.       EXEMPTIONS....................................             3

4.       SET OFF.......................................             3

5.       NOTICE........................................             3

6.       GOVERNING LAW AND JURISDICTION................             3

EXECUTION..............................................             5

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THIS DEED is made the 28th day of June 2003.

BY:

J.I.C. TECHNOLOGY COMPANY LIMITED, a company incorporated in the Cayman Islands and having its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, the Cayman Islands and having its principle office in Hong Kong at 15th Floor, China Merchants Tower, Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong (the "VENDOR")

IN FAVOUR OF:

GLORY GATE ENTERPRISES LIMITED, a company incorporated in the British Virgin Islands having its registered office at Offshore Incorporation Centre, P.O. Box 957, Road Town, Tortola, the British Virgin Islands (for itself and as trustee for CHINA AMPLE TECHNOLOGY LIMITED (the "COMPANY") and Jieyao Electronics (Shenzhen) Company Limited ("JIEYAO ELECTRONICS")) (the "PURCHASER")

WHEREAS

This Deed is entered into accordance with an agreement between the Vendor and the Purchaser dated 28th June 2003 relating to the sale and purchase of shares in the Company (the "AGREEMENT").

NOW THIS DEED WITNESSES as follows:

1.       INTERPRETATION

         In this Deed:

1.1 Words and expressions defined in the Agreement shall, except as otherwise provided or expressly defined, have the same meaning;

1.2 "CLAIM" includes any assessment notice demand or other document issued or action taken by or on behalf of any authority or body whatsoever and of whatever country, from which it appears that the Company or Jieyao Electronics is liable or is sought to be made liable to make any payment or is deprived or is sought to be deprived of any relief or allowance or credit or right to repayment of taxation;

1.3 "TAXATION" means all forms of taxation levied in Hong Kong, PRC or elsewhere and includes, but without limitation, all forms of profits tax, property tax, first registration tax, estate duty and stamp duty whatsoever charged or imposed by the Government' of Hong Kong, Government of the PRC or any other government wherever located;

1.4 "EVENT" includes (without limitation) any omission or transaction whether or not the Company is a party thereto and includes completion of the sale of shares of the

                                       1
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        Company to the Purchaser and references to the result of events on or before the date hereof shall include the combined result of two or more events one or more of which shall have taken place before the date hereof;

1.5 Reference to income or profits or gains earned accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned accrued or received for the purposes of any legislation;

1.6 Reference to any claim for taxation shall include any claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall include:

        (a) the loss of any relief grant allowances subsidy credit or other preferential terms granted by or pursuant to any legislation or otherwise for taxation purposes which would (were it not for the claim in question) have been available to the Company or Jieyao Electronics whether or not the said loss results in any taxation being payable at the time of such loss; and

        (b) the nullifying or cancellation of a right to repayment of taxation which would have been so available or is at the date hereof assumed by the Vendor or the Purchaser to be available;

        and in such case the amount of the relief grant allowance subsidy credit or other preferential terms so lost or the amount of repayment which would otherwise have been obtained shall be treated as an amount of taxation for which a liability has arisen;

1.7 Reference to the result of events on or before the date hereof shall include the combined result of two or more events the first of which shall have taken place on or before the date hereof.

2.      INDEMNITY

        Subject as hereinafter provided, the Vendor hereby as separate undertakings undertakes and covenants to the Purchaser, (for itself and as trustee for the Company and Jieyao Electronics) to indemnify the Company and Jieyao Electronics and keep it and each of them indemnified against any claim for any taxation made against the Company or Jieyao Electronics either on or before or in respect of any period before the Jieyao Completion Date or in respect of any event on or before the Jieyao Completion Date whether alone or in conjunction with other circumstances and whether or not such taxation is also or alternatively chargeable against or attributable to any other person firm or company (and so that this indemnity shall cover all reasonable costs and expenses properly payable by the Company and Jieyao Electronics in connection with and for the purpose of contesting, negotiating, resisting, quantifying or disputing any claim).

                                       2
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3.       EXEMPTIONS

         The indemnity given by Clause 2 of this Deed does not cover any claim for taxation :

         (a) to the extent that provision or "reserve in respect thereof was made in the Accounts; or

         (b) for which the Company or Jieyao Electronics is primarily liable arising as a result of transactions in the routine course of its business since the Accounts Date; or

         (c) to the extent that such claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of any increase in rates of taxation made after the date hereof with retrospective effect; or

         (d) which would not have arisen except wholly as a result of a voluntary act or transaction or series of transactions carried out by the Purchaser (or persons deriving title from it) or the Company or Jieyao Electronics concerned after the date hereof otherwise than in the routine course of its business.

4.       SET OFF

         If any provision for taxation contained in the Accounts shall prove to be an over provision the amount of such over provision shall be set off against the liability (if any) of the Vendor under this Deed.

5.       NOTICE

         If the Purchaser shall become aware of a claim relevant for the purposes of this Deed it shall forthwith give written notice thereof to the Vendor at the address in Hong Kong given above (or such other address or addresses as they may from time to time notify in writing for the purposes of this Deed) and shall (if the Vendor shall indemnify and secure and keep indemnified and secured the Purchaser and the Company and Jieyao Electronics to the Purchaser reasonable satisfaction against any liability costs damages or expenses which may be incurred thereby) take such action and procure that the Company and Jieyao Electronics take such action as the Vendor may reasonably request it to avoid resist or comprise such claim.

6.       GOVERNING LAW AND JURISDICTION

         This Deed shall be governed and construed in accordance with the law for the time being in force in Hong Kong and the parties hereby submit to the non-exclusive jurisdiction of Courts of Hong Kong.

                                       3
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IN WITNESS whereof the parties have caused this Deed to be executed the day and year first above written and in the Macau Special Administrative Region of the People's Republic of China.

                                       4
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                                                                  [COMPANY SEAL]

EXECUTION

The Common Seal of                      )
J.I.C TECHNOLOGY COMPANY LIMITED        )
was hereto affixed in the presence of:  )

/s/ Li Shi Yuen, Joseph
/s/ Keo Ming Kown

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